Exhibit 99.1

SENOMYX ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

SAN DIEGO, CA – July 30, 2015 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the second quarter 2015.

“Moving into the second half of 2015, we remain on track to achieve our commercial and financial goals,” stated John Poyhonen, President and Chief Executive Officer of the Company. “Since our last quarterly earnings report, our two partners have continued to execute their plans in support of their commercialization of our new flavor ingredient, Sweetmyx® S617. Senomyx is confident that the first commercialization of Sweetmyx S617 will occur in the third quarter of 2015.

“From a research and development perspective, we are making meaningful advances in our natural high intensity, zero calorie sweetener discovery program. Our R&D team has identified multiple novel sweeteners from plant sources known to have a sweet taste. Many of these sweeteners have demonstrated greater potency and fewer off-tastes than stevia and other forms of rebaudioside in taste tests. Our next step is to further evaluate the product performance of our current leads to determine whether any of our leads is a viable product candidate. While the discovery and development timeline is uncertain, we remain optimistic that we will identify a commercially viable natural high intensity sweetener with competitive advantages in the market,” Poyhonen concluded.

“Senomyx’s direct sales team continues to make progress marketing our five Complimyx® brand flavor offerings to leading flavor houses,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “Importantly, 34 flavor houses have now presented sample flavor solutions that include Senomyx’s Sweetmyx, Savorymyx®, and/or Bittermyx® ingredients to their consumer products company clients. Additionally, our sales team has conducted 90 presentations, including taste tests, directly with consumer products companies to generate awareness of our flavor ingredients,” Wicker commented.

Q2 2015 Financial Results:

At June 30, 2015, Senomyx held $24.8 million in cash, cash equivalents and investments available-for-sale.

Development revenues were $4.6 million in the second quarter of 2015 compared to $5.9 million in the second quarter of 2014. Development revenues were $8.9 million for the six months ended June 30, 2015 compared to $12.7 million for the same period in 2014. This decrease was primarily due to a $2.8 million decrease in development revenue resulting from an extension of the revenue recognition period for the PepsiCo Sweet Taste Program collaboration license fee, in accordance with PepsiCo’s election in May 2014 to extend the research funding period for an additional two years to August 2016. There was no impact on cash flow because the $30 million of license fee payments were received in 2010.

Commercial revenues were $1.6 million in the second quarter of 2015 compared to $1.4 million in the second quarter of 2014. The increase primarily resulted from higher royalty revenues from collaborators. Commercial revenues were $2.3 million for the six months ended June 30, 2015 compared to $2.9 million for the same period in 2014. The decrease primarily resulted from a $1.6 million reduction in minimum royalties related to our Savory Taste Program due to the conclusion of a collaboration agreement with Nestlé at the end of 2014. This decrease was partially offset by increases in other royalties from collaborators and direct sales.

Research, development and patents expenses, including stock-based compensation expenses, decreased to $5.7 million for the second quarter of 2015 from $6.6 million for the second quarter of 2014. For the six months ended June 30, 2015, these expenses decreased to $12.1 million from $13.6 million for the same period in 2014. These decreases were primarily attributable to reduced personnel-related expenses and reduced research and development supplies expenses in 2015.

Selling, general and administrative expenses, including stock-based compensation expenses, decreased to $3.0 million for the second quarter of 2015 from $3.3 million for the second quarter of 2014. For the six months ended June 30, 2015, these expenses decreased to $6.1 million from $6.4 million for the same period in 2014. These decreases were primarily attributable to reduced personnel-related expenses, including lower stock-based compensation expenses, in 2015.

Total non-cash, stock-based compensation expenses, decreased to $1.2 million for the second quarter of 2015 from $1.5 million for the second quarter of 2014. For the six months ended June 30, 2015, these expenses decreased to $2.6 million from $2.9 million for the same period in 2014.

The net loss for the quarter ended June 30th was $0.06 per share in both 2015 and 2014. The net loss for the six months ended June 30, 2015 was $0.17 compared to $0.11 per share for the same period in 2014.

Financial Review and Outlook:

“Financial results through mid-year remain in line with management expectations,” stated Tony Rogers, Senior Vice President and Chief Financial Officer. “Driven primarily by increased collaborator royalties, commercial revenues gained traction in the second quarter. Expenses half-way through the year compare favorably to last year primarily because of expenditure reduction measures implemented at the beginning of the year. These measures also contributed to a modest net use of cash during the second quarter. With our current cash balance and sources of funding going forward, we remain well-positioned to achieve our goals and we do not have plans to raise money through the issuance of equity or debt to fund the current scope of our operations. Today we are reiterating our 2015 financial guidance,” Rogers concluded.

For the full year 2015, Senomyx continues to expect:

●	Total revenues of approximately $25 million to $30 million, of which approximately $7 million to $10 million are commercial revenues with gross margin percentage between 80% and 90%
●	Total operating expenses of $40 million to $43 million, of which approximately $6 million are non-cash, stock-based compensation expenses
●	Net loss of $13 million to $15 million
●	Basic and diluted net loss of $0.28 to $0.35 per share
●	Year-end cash, cash equivalents and investments available for sale balance greater than $20 million

Senomyx ended the second quarter with $24.8 million in cash and no debt, as well as $14.0 million in committed future development payments from its collaborators. In addition, Senomyx will receive commercial payments and it has significant development milestone payment opportunities under existing collaborations. Based on current Senomyx operating plan assumptions, the Company expects to achieve initial profitability in the second half of 2016.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) Thursday, July 30, 2015 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 65714143.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition in 2015 and the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies, such as PepsiCo and Firmenich, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; Senomyx has little experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating Senomyx’s flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; and development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
Tony Rogers Senior Vice President & Chief Financial Officer	Megan Knight Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8430
tony.rogers@senomyx.com	megan.knight@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Development revenues	$4,594	$5,897	$8,943	$12,697
Commercial revenues	1,619	1,446	2,276	2,850
Total revenues	6,213	7,343	11,219	15,547

Operating expenses:
Cost of commercial revenues	167	138	251	239
Research, development and patents (including $475, $650, $1,069 and $1,272, respectively, of non-cash stock-based compensation)	5,746	6,599	12,149	13,616
Selling, general and administrative (including $759, $875, $1,543 and $1,636, respectively, of non-cash stock-based compensation)	3,037	3,255	6,133	6,357
Total operating expenses	8,950	9,992	18,533	20,212

Loss from operations	(2,737)	(2,649)	(7,314)	(4,665)

Other income	9	8	17	16

Net loss	$(2,728)	$(2,641)	$(7,297)	$(4,649)

Basic and diluted net loss per share	$(0.06)	$(0.06)	$(0.17)	$(0.11)

Weighted average shares used in computing basic and diluted net loss per share	43,819	42,587	43,660	42,030

Condensed Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$24,820	$28,738
Other current assets	4,775	5,588
Property and equipment, net	3,642	3,835
Total assets	$33,237	$38,161

Accounts payable, accrued expenses and other current liabilities	$4,696	$5,903
Deferred revenues	4,535	5,691
Deferred rent	1,738	870
Leasehold incentive obligation	1,901	2,139
Stockholders’ equity	20,367	23,558
Total liabilities and stockholders’ equity	$33,237	$38,161